Exhibit 99.1

Syntel Reports First Quarter 2017 Financial Results

Highlights:

•	Q1 revenue of $225.9M, down 6% from year-ago quarter, and 5% sequentially

•	Q1 EPS of $0.46 per diluted share, down 27% from year-ago quarter and 20% sequentially

•	Q1 cash & short term investments of $74.1M

•	Global Headcount of 22, 795 on March 31, 2017, versus 24,496 in the year-ago quarter

TROY, Mich. – April 20, 2017 – Syntel, Inc. (Nasdaq:SYNT), a leading global provider of integrated information technology and knowledge process services, today announced financial results for the first quarter, ended March 31, 2017.

First Quarter Financial Highlights

Syntel’s revenue for the first quarter decreased 6.4 percent to $225.9 million from $241.4 million in the prior-year period, and 5.1 percent from $237.9 million in the fourth quarter of 2016. During the first quarter, Banking and Financial Services accounted for 46.9 percent of total revenue, with Retail, Logistics and Telecom at 17.9 percent, Healthcare and Life Sciences at 16.6 percent, Insurance at 14.4 percent, and Manufacturing at 4.2 percent.

The Company’s gross margin was 36.5 percent in the first quarter, compared to 37.2 percent in the prior-year period and 40.2 percent in the fourth quarter of 2016. Selling, General and Administrative (SG&A) expenses were 13.4 percent of revenue in the first quarter, compared to 12.3 percent in the prior-year period and 13.1 percent in the previous quarter.

The first quarter income from operations was 23.1 percent of revenue as compared to 24.9 percent in the prior-year period and 27.1 percent in the fourth quarter 2016. The sequential decline in operating margin during the first quarter primarily reflects the impact of lower revenue, partially offset by currency-related balance sheet translations.

Net income for the first quarter was $38.4 million or $0.46 per diluted share, compared to $53.1 million or $0.63 per diluted share in the prior-year period and $48 million or $0.57 per diluted share in the fourth quarter of 2016.

During Q1, Syntel spent $2.6 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $74.1 million. The Company ended the quarter with 22,795 employees globally.

Operational Highlights

“We saw weak trends for the Banking and Financial Services and Healthcare segments in Q1 as customers remained cautious in a challenging business environment,” said Syntel Interim CEO and President Rakesh Khanna. “Despite this, we have continued to invest in our capabilities and are making solid progress in our plans to strengthen deal closures and return to growth.”

“Our expanded focus on our top 50 customers, coupled with our market relevant offerings, is helping to rebuild our pipelines,” said Khanna. “Digital remains a priority investment area for our customers and a critical growth driver for Syntel. Our strong digital capabilities and robust automation-driven core IT offerings are resonating well with customers.”

2017 Guidance

Based on current visibility levels and an exchange rate assumption of 64.5 Indian rupees to the dollar, the Company currently expects 2017 revenue of $855 million to $900 million and EPS in the range of $1.57 to $1.77.

Syntel to Host Conference Call

Syntel will discuss its first quarter 2017 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until April 27, 2017 by dialing (855) 859-2056 and entering “3045483.” International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and knowledge process services. Syntel helps global enterprises evolve the core by leveraging automation, scaled agile and cloud platforms to build efficient application development and management, testing and infrastructure solutions. Syntel’s digital services enable companies to engage customers, discover new insights through analytics, and create a more connected enterprise through the internet of things. Syntel’s “Customer for Life” philosophy builds collaborative partnerships and creates long-term client value by investing in IP, solutions and industry-focused delivery teams with deep domain knowledge.

To learn more, visit us at www.syntelinc.com.

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED MARCH 31,
	2017	2016
Net revenues	$225,869	$241,390
Cost of revenues	143,447	151,666

Gross profit	82,422	89,724
Selling, general and administrative expenses	30,291	29,677

Income from operations	52,131	60,047

Other income (expense):
Interest expense	(3,376)	(570)
Other income	496	4,666

Other income (expense), net	(2,880)	4,096

Income before provision for income taxes	49,251	64,143

Income tax expense	10,871	11,086

Net income	$38,380	$53,057

Other Comprehensive Income

Foreign currency translation adjustments	$6,175	$(1,240)

Gains on derivatives:
Gains arising during period on cash flow hedges	963	—

Unrealized gains on securities:
Unrealized holding gains arising during period	131	1,915
Reclassification adjustment for gains included in net income	(80)	(21)

	51	1,894

Defined benefit pension plans:
Net Profit arising during period	6	—
Amortization of prior service cost included in net periodic pension cost	8	16

	14	16

Other comprehensive income, before tax	7,203	670
Income tax expenses related to Other Comprehensive Income	(403)	(735)

Other comprehensive income, net of tax	6,800	(65)

Comprehensive Income	$45,180	$52,992

EARNINGS PER SHARE:
Basic	$0.46	$0.63
Diluted	$0.46	$0.63
Weighted average common shares outstanding:
Basic	83,797	84,112

Diluted	83,834	84,266

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	(Unaudited) March 31, 2017	(Audited) December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$46,886	$78,332
Short term investments	27,176	21,614
Accounts receivable, net of allowance for doubtful accounts of $2,141 at March 31, 2017 and $801 at December 31, 2016, respectively	121,850	118,299
Revenue earned in excess of billings	19,496	25,039
Other current assets	42,435	36,306

Total current assets	257,843	279,590

Property and equipment	237,695	227,056
Less accumulated depreciation and amortization	128,454	120,580

Property and equipment, net	109,241	106,476

Goodwill	906	906

Non current Term Deposits with Banks	236	225

Deferred income taxes and other non current assets	75,342	67,346

TOTAL ASSETS	$443,568	$454,543

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY

LIABILITIES
Current liabilities:
Accrued payroll and related costs	$50,326	$56,650
Income taxes payable	17,626	15,195
Accounts payable and other current liabilities	30,878	31,559
Deferred revenue	5,911	7,973
Loans and borrowings	18,583	21,264

Total current liabilities	123,324	132,641
Deferred income taxes and other non current liabilities	28,356	26,373
Non current loans and borrowings	428,042	478,616

TOTAL LIABILITIES	579,722	637,630

SHAREHOLDERS' EQUITY
Total shareholders' (deficit) equity	(136,154)	(183,087)

TOTAL LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY	$443,568	$454,543